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                                                                   Exhibit 11(a)

                                 MIZAR,  INC.

                    COMPUTATION OF PER SHARE INCOME (LOSS)
                   (in thousands, except per share amounts)
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                                                                                                       Three Months Ended
                                                                                                           March 31,
                                                                                                      1997           1996
                                                                                                   ---------      ---------
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Primary Income (Loss) Per Share:
     Net income (loss)                                                                             $  (665)        $   579
                                                                                                   =======         =======
     Weighted average shares outstanding                                                             4,950           4,932

     Effect of common stock equivalents:
        Options outstanding                                                                           n/a              805
        Weighted average exercised options outstanding for portion of period,
           net of equivalent shares purchased at average fair market value                            n/a               18
        Effect of using option proceeds to repurchase common stock at
           average fair market value                                                                  n/a              (85)
                                                                                                   -------         -------
                                                                                                         -             738
                                                                                                   -------         -------
                Total common stock equivalents                                                       4,950           5,670
                                                                                                   -------         -------
Primary income (loss) per share                                                                     ($0.13)          $0.10
                                                                                                   =======         =======

Fully Diluted Income (Loss) Per Share:
     Total weighted average shares from above                                                        4,950           5,670

     Effect of using ending vs. average market price for stock option calculations                    -               -
                                                                                                   -------         -------
                Total common stock equivalents                                                       4,950           5,670
                                                                                                   -------         -------
Net income (loss)                                                                                  $  (665)        $   579

Fully diluted income (loss) per share                                                               ($0.13)          $0.10
                                                                                                   =======         =======

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